    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 2, 1997
                                                    REGISTRATION NO. 333-_______
================================================================================


                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                          -------------------------
                                  FORM S-3
                           REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933
                         CARAUSTAR INDUSTRIES, INC.
           (Exact name of registrant as specified in its charter)


                  NORTH CAROLINA                               2631                           58-1388387
           (State or other jurisdiction            (Primary Standard Industrial            (I.R.S. Employer
         of incorporation or organization)         Classification Code Number)          Identification Number)

                            3100 WASHINGTON STREET
                           AUSTELL, GEORGIA  30001
                                (770) 948-3101
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          -------------------------

                              H. LEE THRASH, III
                  VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                          CARAUSTAR INDUSTRIES, INC.
                            3100 WASHINGTON STREET
                           AUSTELL, GEORGIA  30001
                                (770) 948-3101
             (Address, including zip code, and telephone number,
                  including area code, of agent for service)

                          -------------------------

                               WITH COPIES TO:
       LAWRENCE F. SHAY, ESQ.                           PATRICK S. BRYANT, ESQ.
DILWORTH, PAXSON, KALISH & KAUFFMAN LLP        ROBINSON, BRADSHAW & HINSON, P.A.
   3200 MELLON BANK CENTER                           101 NORTH TRYON STREET
      1735 MARKET STREET                       CHARLOTTE, NORTH CAROLINA  28211
 PHILADELPHIA, PENNSYLVANIA  19103                       (704) 377-2536

      APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.
      If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
      If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment, please check the following box. [X]
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.  [   ]
      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        -------------------------------
                        CALCULATION OF REGISTRATION FEE
                        ===============================

==============================================================================================================================
                                                         PROPOSED MAXIMUM        PROPOSED MAXIMUM
   TITLE OF EACH CLASS OF     OFFERING AMOUNT TO BE     OFFERING PRICE PER      AGGREGATE OFFERING      AMOUNT OF REGISTRATION
      SECURITIES TO BE            REGISTERED(1)              SHARE(1)                PRICE(1)                   FEE(1)
         REGISTERED
------------------------------------------------------------------------------------------------------------------------------
 Common Shares, par value
 $.10 per share                      500,000                  $24.00                $12,000,000                 $3,637
==============================================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), based on the average of the high and low prices of the Common Stock, as reported on the Nasdaq National Market System on March 26, 1997.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

                          CARAUSTAR INDUSTRIES, INC.
       CROSS-REFERENCE SHEET PURSUANT TO RULE 501(B) OF REGULATION S-K

 ITEM
 NUMBER      FORM S-4 CAPTION                                         LOCATION IN PROSPECTUS
 ------      ----------------                                         ----------------------

 1.          Forepart of Registration Statement and Outside           Front Cover of Prospectus
             Front Cover Page of Prospectus

 2.          Inside Front and Outside Back Cover Pages of             Inside Front Cover Page of Prospectus; Outside
             Prospectus                                               Back Cover Page of Prospectus

 3.          Summary Information, Risk Factors and Ratio of           Risk Factors; The Company
             Earnings to Fixed Charges

 4.          Use of Proceeds                                          Use of Proceeds

 5.          Determination of Offering Price                          Determination of Offering Price

 6.          Dilution                                                 Not Applicable

 7.          Selling Security Holders                                 Selling Shareholders

 8.          Plan of Distribution                                     Plan of Distribution

 9.          Description of Securities to be Registered               Incorporation of Certain Documents by Reference;
                                                                      Risk Factors

 10.         Interests of Named Experts and Counsel                   Experts; Legal Matters

 11.         Material Changes                                         Not Applicable

 12.         Incorporation of Certain Information by                  Incorporation of Certain Documents by Reference
             Reference

 13.         Disclosure of Commission Position on                     Indemnification of Directors; Plan of
             Indemnification for Securities Act Liabilities           Distribution

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.

                            SUBJECT TO COMPLETION
                             DATED APRIL 2, 1997

                          CARAUSTAR INDUSTRIES, INC.

                                 COMMON STOCK

      This Prospectus relates to the offer and sale from time to time of up to 500,000 shares (the "Shares") of common stock, par value $.10 per share (the "Common Stock"), of Caraustar Industries, Inc. (the "Company") by certain shareholders of the Company named herein (the "Selling Shareholders"). See "Selling Shareholders" and "Plan of Distribution."

      The Shares may be sold from time to time by the Selling Shareholders on the NASDAQ National Market System ("NASDAQ") on terms to be determined at the time of each sale. The Selling Shareholders also may make private sales from time to time directly or through a broker or brokers. Alternatively, the Selling Shareholders may offer Shares from time to time to or through underwriters, dealers or agents, who may receive consideration in the form of discounts and commissions. Such compensation, which may exceed ordinary brokerage commissions, may be paid by the Selling Shareholders and/or the purchasers of the Shares for whom such underwriters, dealers and agents may act. See "Selling Shareholders" and "Plan of Distribution."

      The Selling Shareholders and any dealers or agents that participate in the distribution of the Shares may be considered "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and any profit on the sale of Shares offered by them and any discounts, commission or concessions received by any such dealers or agents may be considered underwriting discounts and commissions under the Securities Act.

      The Company will receive no proceeds from the sale of the Shares by the Selling Shareholders hereunder, but the Company will pay the expenses that it incurs in connection with the registration of the Shares with the Securities and Exchange Commission (the "SEC"). See "Plan of Distribution" for indemnification arrangements between the Company and the Selling Shareholders.

      The Common Stock is quoted on the NASDAQ National Market System under the symbol "CSAR." On March 31, 1997, the closing price per share of the Common Stock, as reported by NASDAQ, was $24 7/8.

                                ---------------

       AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVES RISKS.
                   SEE "RISK FACTORS" COMMENCING ON PAGE 3.

        THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
          SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION
              OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
                   ACCURACY OR ADEQUACY OF THE PROSPECTUS.
                      ANY REPRESENTATION TO THE CONTRARY
                            IS A CRIMINAL OFFENSE.

                                ---------------

             The date of this Prospectus is  _______________, 1997.

                            AVAILABLE INFORMATION

      The Company is subject to the informational and reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the SEC. The Registration Statement and exhibits and schedules thereto, as well as such reports, proxy statements and other information, may be inspected and copied at the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at 7 World Trade Center, Suite 1300, New York, New York 10048 and at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part of such materials may be obtained from any such office upon payment of the fees prescribed by the SEC. The SEC maintains a World Wide Web site (http://www.sec.gov), which contains reports, proxy and information statements and other information filed electronically through the SEC's Electronic Data Gathering, Analysis and Retrieval System ("EDGAR"). The Common Stock is currently quoted on the NASDAQ National Market System; such reports, statements and other information also can be inspected at the offices of NASDAQ Operations, 1735 K Street, N.W., Washington, D.C. 20006.

      The Company has filed with the SEC a Registration Statement on Form S-3 under the Securities Act with respect to the Shares (the "Registration Statement"). As permitted by the rules of the SEC, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Shares, reference is made to the Registration Statement, including the exhibits and schedules filed as part thereof. Statements contained in this Prospectus, and in any document incorporated herein by reference, as to the contents of any contract or any other document are not necessarily complete, and, in each instance, reference is hereby made to the copy of the contract or document filed as an exhibit to the Registration Statement or such document, each such statement being qualified in all respects by this reference thereto. The Registration Statement has been filed through EDGAR and is also publicly available through the SEC's Web site (http://www.sec.gov).

               INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed by the Company with the SEC pursuant to the Exchange Act are incorporated herein by reference: (i) Annual Report on Form 10-K for the year ended December 31, 1996; (ii) the description of the Common Stock contained in the Company's Registration Statement on Form 8-A filed with the SEC pursuant to Section 12 of the Exchange Act and any amendment or report filed by the Company for the purpose of updating such description and (iii) all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Common Stock offered hereby.

      Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in any subsequently filed document that also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. All information appearing in this Prospectus is qualified in its entirety by information and financial statements (including notes thereto) appearing in the documents incorporated by reference herein, except to the extent set forth in the immediately preceding statement.

      The Company will provide, without charge, to each person to whom a copy of this Prospectus is delivered, including any beneficial owner, upon written or oral request of such person, a copy of any or all of the documents incorporated by reference herein (other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that the Prospectus incorporates). Requests should be directed to Caraustar Industries, Inc., 3100 Washington Street, Austell, Georgia 30001, Attention:
Corporate Secretary, telephone (770) 948-3101.


                                 THE COMPANY

      The Company is a major manufacturer of recycled paperboard and converted paperboard products. The Company operates 70 facilities in the United States and Mexico, and manufactures its products primarily from recovered fiber, which is derived from recycled paperstock. At its 14 paperboard mills, the Company produces various grades of uncoated and clay-coated recycled paperboard both for internal consumption and for sale to customers in four principal markets:
(1) tubes, cores and composite containers; (2) folding cartons; (3) gypsum wallboard facing paper; and (4) miscellaneous other specialty and converted products. The Company produces converted paperboard products at 39 converting plants. These plants include 26 tube and core converting plants, two composite container plants, six folding carton plants and five specialty converting plants. The Company also operates two plastics manufacturing plants, a composite extrusion manufacturing plant, eight paperstock recycling and processing facilities, and three contract manufacturing and contract packaging plants. In addition, the Company operates special services and other facilities, which include a transportation facility, a packaging, engineering and procurement facility and an industrial adhesives manufacturing plant. The Company has an equity interest as the non-operating partner in a gypsum wallboard manufacturing plant, which has a related gypsum quarry, and a specialty paperboard converting plant. The operations of these facilities are managed by the respective operating partners. The Company's executive offices are located at 3100 Washington Street, Austell, Georgia 30001, and its telephone number is (770) 948-3101.

                                 RISK FACTORS

      In addition to the other information contained in this Prospectus, the following risk factors should be carefully considered in evaluating the Company and its business before purchasing the Common Stock offered hereby. This Prospectus, including information incorporated by reference herein, contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act, which represent the Company's expectations or beliefs, including, but not limited to, statements concerning industry performance, the Company's operations, performance, financial condition, growth and acquisition objectives, margins and revenues. For this purpose, any statements contained in this Prospectus that are not statements of historical fact may be deemed to be forward-looking statements. These statements by their nature involve substantial risks and uncertainties, certain of which are beyond the Company's control, and actual results may differ materially depending on a variety of important factors, including those described in this "Risk Factors" section. Among the key factors that may have a direct bearing on the Company's operating results are fluctuations in raw material prices and the economy in general, the degree and nature of competition, demand for the Company's services, changes in government regulations, the Company's ability to complete acquisitions and integrate the operations of acquired businesses and other matters described in this "Risk Factors" section and elsewhere in this Prospectus.

POSSIBLE FUTURE INCREASES IN RECOVERED FIBER COSTS

      Historically, the cost of recovered fiber, which is derived from recycled paperstock and is the Company's only significant raw material, has fluctuated significantly due to market and industry conditions. For example, the Company's average recovered fiber cost per ton of paperboard produced increased from $43 per ton in 1993 to $144 per ton in 1995, an increase of 235%, before dropping to $66 in 1996. Although the Company raised its selling prices in response to the increase in raw material costs, it was not able to maintain its operating margins during the entire period. There can be no assurance that the Company will be able to recoup any future increases in the cost of recovered fiber by raising the prices of its products.

ABILITY TO CONTROL GROWTH; EXPANSION AND ACQUISITION RISKS

      The Company intends to continue increasing its production capacity in the next several years. Such expansion entails operating, marketing and financial risks, and its success is largely dependent upon the availability of working capital to permit the Company to complete its capital expenditures program and identify and consummate selected acquisitions. The Company has consummated numerous acquisitions in recent years and actively seeks acquisition opportunities. Once integrated, acquisitions may not achieve levels of revenue, profitability or productivity comparable to those of the Company's existing locations or may not otherwise perform as expected. The consummation of acquisitions could result in the incurrence of additional indebtedness, the issuance of additional capital stock having a dilutive effect on the Company's shareholders, or both. Acquisitions also involve special risks, including risks associated with unanticipated liabilities and contingencies, diversion of management attention and possible adverse effects on earnings resulting from increased goodwill amortization, increased interest costs, the issuance of additional securities and difficulties related to the integration of the acquired business. There can be no assurance that the Company will be able to utilize increased production capacity at its existing facilities, to successfully identify additional suitable acquisition candidates, complete additional acquisitions or integrate acquired businesses into its operations.

UNFORESEEN ENVIRONMENTAL LIABILITIES OR COSTS

      Compliance with federal, state and local governmental requirements, particularly relating to wastewater discharge and air quality, is a significant factor in the Company's business. Among other things, these laws and regulations regulate the discharge of materials into the water, air and land and govern the use and disposal of hazardous substances. The most significant federal laws are the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act and the Resource Conservation and Recovery Act ("RCRA"). These laws are administered by the United States Environmental Protection Agency, and in some cases by state and local agencies. In addition, states in which the Company operates have adopted supplemental environmental laws and regulations, or have enacted their own parallel environmental programs, which are enforced through various state and local administrative agencies. Under CERCLA and other laws and regulations, the Company can be held strictly liable if hazardous substances are found on real property owned or operated by the Company or used by the Company as a disposal site. In recent years, the Company has adopted a policy of assessing real property for environmental risks prior to purchase. The Company is aware of issues regarding hazardous substances at some of its facilities and one of its disposal sites, but in each case a remedial plan is in place where necessary in the Company's opinion, and the Company has reason to believe that any possible liabilities will not be material, although there can be no assurance that such liabilities will not be material. The Company regularly makes capital and operating expenditures to stay in compliance with applicable environmental laws. Despite these compliance efforts, risk of environmental liability is inherent in the operation of the Company's businesses, as it is with other companies engaged in similar businesses, and there can be no assurance that environmental liabilities, including compliance and remediation costs, will not have a material adverse effect on the Company in the future. In addition, future events, such as changes in or modified interpretations of existing laws or regulations or enforcement policies, or further investigation or evaluation of the potential health hazards of certain products or business activities, may give rise to additional compliance and other costs that could have a material adverse effect on the Company.

HIGHLY COMPETITIVE MARKETS

      The manufacture and sale of recycled paperboard and converted paperboard products are highly competitive. The Company competes with a variety of companies, some of which are larger and have greater resources than the Company. In most of its markets the Company's competitors are capable of supplying products that would meet customer needs. There can be no assurance that the Company will be able to continue competing successfully.

POTENTIAL ANTI-TAKEOVER EFFECT OF CERTAIN ARTICLES OF INCORPORATION AND BYLAW PROVISIONS; POSSIBLE ISSUANCES OF PREFERRED STOCK; SHAREHOLDER RIGHTS PLAN

      Certain provisions of the Company's articles of incorporation and bylaws, as well as a shareholder rights plan, could have the effect of making if more difficult for a third party to acquire, or of discouraging a third party from acquiring, a majority of the outstanding voting stock of the Company and, as a result, have the effect of discouraging bids for the Company's Common Stock at a premium and adversely affecting the market price of the Common Stock. The Company's articles of incorporation authorize 5,000,000 shares of preferred stock (the "Preferred Stock"), which may be issued in the future without further shareholder approval upon such terms and conditions, and having such rights, privileges and preferences, as the Board of Directors may determine. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The Company's Board of Directors is divided into three classes with staggered terms, and the Company's articles of incorporation provide that directors may be removed only for cause. The shareholder rights plan generally provides a mechanism by which the Board of Directors and shareholders may act to substantially dilute the share position of any takeover bidder who acquires 20% or more of the Common Stock.

DEPENDENCE ON KEY PERSONNEL

      The Company's operations are dependent on the continued efforts of its executive officers and senior management. In addition, the Company is dependent on the performance and productivity of its local managers. The loss of some of the Company's key managers could have an adverse effect on the Company's operations, including the Company's ability to establish and maintain customer relationships. If the Company is unable to attract and retain key employees to perform these services, the Company's business could be adversely affected.

STOCK PRICE VOLATILITY

      From time to time, there may be significant volatility in the market price of the Common Stock. Factors such as announcements of fluctuations in the Company's or its competitors' operating results, recovered fiber costs, market conditions for paper industry stocks or manufacturing stocks in general, changes in general conditions in the economy or financial markets, natural disasters or other developments could cause the market price of the Common Stock to fluctuate substantially. In addition, the stock market in recent years has experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of affected companies. These broad fluctuations may adversely affect the market price of the Common Stock.


                               USE OF PROCEEDS

      The Company will not receive any proceeds from the sale of the Shares.


                       DETERMINATION OF OFFERING PRICE

      This Prospectus may be used from time to time by the Selling Shareholders who offer the Shares for sale. The offering price of the Shares will be determined by the Selling Shareholders and may be based on market prices prevailing at the time of sale, at prices relating to such prevailing market prices or at negotiated prices.


                             SELLING SHAREHOLDERS

      The following table provides certain information with respect to Common Stock beneficially owned by each Selling Shareholder as of the dates indicated. The securities offered in this Prospectus by the Selling Shareholders are the Shares. Each Selling Shareholder possesses sole voting and investment power with respect to the shares listed opposite his name, unless noted otherwise. Except as set forth elsewhere in this Prospectus (including in the documents incorporated herein by reference), within the past three years none of the Selling Shareholders has had a material relationship with the Company or with any of the Company's predecessors or affiliates other than as a result of issuance of the Shares (subject to adjustment) to the Selling Shareholders as the sole consideration for the Company's acquisition on March 31, 1997 (the "Acquisition") of The New General Packaging Service, Inc., a New Jersey Corporation

("NGP"). Messrs. Sidney Hofing and Peter Neusch entered into employment and noncompetition agreements with the Company upon consummation of the Acquisition and became officers of a wholly owned subsidiary of the Company.

                                                  Common Stock Beneficially         Number of          Common Stock
                      Name                       Owned Prior to the Offering(1)  Shares Offered      Beneficially Owned
                                                                                                   After the Offering(2)

                                                    Number       Percentage                        Number     Percentage
                                                    ------       ----------                        ------     ---------
 Sidney Hofing                                     399,498          1.6%           399,498          - 0 -       - 0 -

 Peter Neusch                                       73,676           *              73,676          - 0 -       - 0 -

 Sidney Shaw                                         5,723           *               5,723          - 0 -       - 0 -

 Raymond Fortier                                     5,723           *               5,723          - 0 -       - 0 -

 Martin and Mary Bratman(3)                          5,723           *               5,723          - 0 -       - 0 -

 Thomas Orban                                        5,723           *               5,723          - 0 -       - 0 -

 William Gorgone                                     3,934           *               3,934          - 0 -       - 0 -
-------------------------

*     Less than 1% of the outstanding shares of Common Stock.

(1) Represents all shares of Common Stock beneficially owned prior to the offering made hereby, and all such shares, as a percentage of the Common Stock outstanding, as of March 31, 1997.

(2) Represents all shares of Common Stock shown as beneficially owned after the offering made hereby (assuming the sale of all of the Shares), and all such shares, as a percentage of the Common Stock outstanding, as of March 31, 1997.

(3) The Bratmans hold these shares as tenants-in-common and share voting and investment power with respect to these shares.

                             PLAN OF DISTRIBUTION

      The Shares may be sold from time to time by the Selling Shareholders on NASDAQ on terms to be determined at the time of each sale. The Selling Shareholders also may make private sales directly or through a broker or brokers. Alternatively, the Selling Shareholders may offer Shares from time to time to or through underwriters, dealers or agents, who may receive consideration in the form of discounts and commissions. Such compensation, which may exceed ordinary brokerage commissions, may be paid by the Selling Shareholders and/or the purchasers of the Shares offered hereby for whom such underwriters, dealers and agents may act.

      The Selling Shareholders and any dealers or agents that participate in the distribution of the Shares may be considered "underwriters" within the meaning of the Securities Act, and any profit on the sale of such Shares offered by them and any discounts, commissions or concessions received by any such dealer or agents might be deemed to be underwriting discounts and commissions under the Securities Act. The aggregate proceeds to the Selling Shareholders from sales of the Shares offered hereby will be the purchase price of such Shares less any brokers' commissions required to be paid by the Selling Shareholders.

      To the extent required, the specific Shares to be sold, the names of the Selling Shareholders, the respective purchase prices and public offering prices, the names of any such agents, dealers and underwriters and any applicable commissions or discounts with respect to a particular offer will be set forth in a supplement to this Prospectus.

      The Shares may be sold from time to time in one or more transactions at a fixed offering price, which may be changed, at varying prices determined at the time of sale or at negotiated prices.

      Under applicable Exchange Act rules and regulations, any person engaged in the distribution of the Shares may not simultaneously engage in market making activities with respect to the Common Stock for a period of one business day prior to the commencement of such distribution. In addition, and without limiting the foregoing, the Selling Shareholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M, which provisions may limit the timing of purchases and sales of Common Stock by them.

      The Company will pay the expenses that it incurs in connection with the registration of the Shares with the SEC.

      The Company and each Selling Shareholder have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

                          REGISTRAR AND TRANSFER AGENT

      The registrar and transfer agent for the Common Stock is First Union National Bank of North Carolina, Charlotte, North Carolina.


                         INDEMNIFICATION OF DIRECTORS

      The Company's articles of incorporation eliminate, to the fullest extent permitted by the North Carolina Business Corporation Act (the "Business Corporation Act"), the personal liability of each director to the Company or its shareholders for monetary damages for breach of duty as a director. This provision in the articles of incorporation does not change a director's duty of care, but it eliminates monetary liability for certain violations of that duty, including violations based on grossly negligent business decisions that may include decisions relating to attempts to change control of the Company. The provision does not affect the availability of equitable remedies for a breach of the duty of care, such as an action to enjoin or rescind a transaction involving a breach of duty; in certain circumstances, however, equitable remedies may not be available as a practical matter. Under the Business Corporation Act, the limitation of liability provision is ineffective against liabilities for (i) acts or omissions that the director knew or believed at the time of the breach to be clearly in conflict with the best interests of the Company, (ii) unlawful distributions described in the Business Corporation Act
Section 55-8-33, (iii) any transaction from which the director derived an improper personal benefit, or (iv) acts or omissions occurring prior to the date the provision became effective. The provision in no way affects a director's liability under the federal securities laws. Also, in accordance with the Business Corporation Act, the Company's bylaws provide, in addition to the indemnification of directors otherwise provided by the Business Corporation Act, indemnification of the Company's current or former directors against any and all liability and litigation expense, including reasonable attorneys' fees, arising out of their status or activities as directors, except for liability or litigation expense incurred on account of activities that were at the time known or believed by such director to be clearly in conflict with the best interests of the Company. Additionally, the Business Corporation Act authorizes a corporation to purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against certain liabilities incurred by such a person, whether or not the corporation is otherwise authorized by the Business Corporation Act to indemnify that person. The Company has purchased and maintains such insurance. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.


                                LEGAL MATTERS

      Certain legal matters in connection with the shares of Common Stock offered hereby will be passed on for the Company by Robinson, Bradshaw & Hinson, P.A., Charlotte, North Carolina. Russell M. Robinson, II, a shareholder in the firm of Robinson, Bradshaw & Hinson, P.A., is Chairman of the Board of Directors of the Company. Robinson, Bradshaw & Hinson, P.A. is the Company's principal outside legal counsel. Certain members of such firm beneficially owned approximately 118,355 shares of the Company's Common Stock as of the date of this Prospectus.


                                   EXPERTS

      The consolidated financial statements and schedule incorporated by reference in this Prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are incorporated by reference in reliance upon the authority of said firm as experts.

                          __________________________

      No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any Selling Shareholder. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, to any person in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any date subsequent to the date hereof.


                              TABLE OF CONTENTS

                                                                                                                     Page
                                                                                                                     ----


AVAILABLE INFORMATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

THE COMPANY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

RISK FACTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3

USE OF PROCEEDS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

DETERMINATION OF OFFERING PRICE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

SELLING SHAREHOLDERS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5

PLAN OF DISTRIBUTION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6

REGISTRAR AND TRANSFER AGENT  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

INDEMNIFICATION OF DIRECTORS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

LEGAL MATTERS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7

EXPERTS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7



                          CARAUSTAR INDUSTRIES, INC.

                                 COMMON STOCK

                                 ============

                                  PROSPECTUS

                                 -----------

                                        , 1997
                               =========

                                   PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

       The following table sets forth the expenses to be incurred in connection with the Offering, all of which are to be borne by the Registrant.

SEC registration fee  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $  3,637
Accounting fees and expenses* . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $  2,500
Legal fees and expenses*  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $  5,000
Miscellaneous*  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $  3,863

              Total*  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   $ 15,000
                                                                                                        ========


_______________
*Estimated

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

       Section 55-2-02 of the North Carolina Business Corporation Act (the "Business Corporation Act") enables a corporation in its articles of incorporation to eliminate or limit, with certain exceptions, the personal liability of a director for monetary damages for breach of duty as a director. No such provision is effective to eliminate or limit a director's liability for
(i) acts or omissions that the director at the time of the breach knew or believed to be clearly in conflict with the best interests of the corporation,
(ii) improper distributions as described in Section 55-8-33 of the Business Corporation Act, (iii) any transaction from which the director derived an improper personal benefit or (iv) acts or omissions occurring prior to the date the exculpatory provision became effective. The registrant's articles of incorporation limit the personal liability of its directors to the fullest extent permitted by the Business Corporation Act.

       Sections 55-8-50 through 55-8-58 of the Business Corporation Act permit a corporation to indemnify its directors, officers, employees or agents under either or both a statutory or nonstatutory scheme of indemnification. Under the statutory scheme, a corporation may, with certain exceptions, indemnify a director, officer, employee or agent of the corporation who was, is, or is threatened to be made, a party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative, or investigative because of the fact that such person was or is a director, officer, agent or employee of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. This indemnity may include the obligation to pay any judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan) or reasonable expenses incurred in connection with a proceeding (including counsel fees), but no such indemnification may be granted unless such director, officer, employee or agent
(i) conducted himself in good faith, (ii) reasonably believed (1) that any action taken in his official capacity with the corporation was in the best interests of the corporation or (2) that in all other cases his conduct was not opposed to the corporation's best interests, and (iii) in the case of any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Whether a director has met the requisite standard of conduct for the type of indemnification set forth above is determined by the board of directors, a committee of directors, special legal counsel or the shareholders in accordance with Section 55-8-55 of the Business Corporation Act. A corporation may not indemnify a director under the statutory scheme in connection with a proceeding by or in the right of the corporation in which a director was adjudged liable to the corporation or in connection with any other proceeding in which a director was adjudged liable on the basis of having received an improper personal benefit.

       In addition to, and notwithstanding the conditions of and limitations on, the indemnification described above under the statutory scheme, Section 55-8-57 of the Business Corporation Act permits a corporation to indemnify, or agree to indemnify, any of its directors, officers, employees or agents against liability and expenses (including counsel fees) in any proceeding (including proceedings brought by or on behalf of the corporation) arising out of their status as such or their activities in such capacities, except for any liabilities or expenses incurred on account of activities that were, at the time taken, known or believed by the person to be clearly in conflict with the best interests of the corporation.

       Because the registrant's bylaws provide for indemnification to the fullest extent permitted under the Business Corporation Act, the registrant may indemnify its directors, officers, employees and agents in advance with either the statutory or nonstatutory standard. Additionally, the registrant is contractually obligated to indemnify, to the fullest extent permitted by law, four individuals, three of whom are directors of the registrant, for liabilities and expenses incurred through service as directors of Standard Gypsum Corporation, a subsidiary of the registrant. These indemnification agreements are dated July 1, 1987. Two of the four individuals are no longer directors of Standard Gypsum Corporation.

       Sections 55-8-52 and 55-8-56 of the Business Corporation Act require a corporation, unless its articles of incorporation provide otherwise, to indemnify a director or officer who has been wholly successful, on the merits or otherwise, in the defense of any proceeding to which such director or officer was, or was threatened to be, made a party because he is or was a director or officer of the corporation. Unless prohibited by the articles of incorporation, a director or officer also may make application and obtain court-ordered indemnification if the court determines that such director or officer is fairly and reasonably entitled to such indemnification as provided in Sections 55-8-54 and 55-8- 56 of the Business Corporation Act.

       Additionally, Section 55-8-57 of the Business Corporation Act authorizes a corporation to purchase and maintain insurance on behalf of an individual who is or was a director, officer, employee or agent of the corporation against certain liabilities incurred by such a person, whether or not the corporation is otherwise authorized by the Business Corporation Act to indemnify that person. The registrant has purchased and maintains such insurance.

ITEM 16.  EXHIBITS.

       The following is a list of all the exhibits filed as part of the Registration Statement.

          EXHIBITS

EXHIBIT NO.          EXHIBIT

4.01                 -      Specimen Common Stock Certificate (Incorporated by reference - Exhibit 4.01 to Registration
                            Statement on Form S-1 [SEC File No. 33-50582])

4.02                 -      Articles 3 and 4 of the Company's Amended and Restated Articles of Incorporation
                            (Incorporated by reference - included in Exhibit 3.01 to Annual Report for 1992 on Form 10-K
                            [SEC File No. 0-20646])

4.03                 -      Article II of the Company's Second Amended and Restated Bylaws (Incorporated by reference -
                            included in Exhibit 3.02 to Annual Report for 1992 on Form 10-K [SEC File No. 0-20646])

4.04                 -      Rights Agreement, dated as of April 9, 1995, between Caraustar Industries, Inc. and First
                            Union National Bank of North Carolina, as Rights Agent (Incorporated by reference - Exhibit
                            1 to Current Report on Form 8-K dated April 19, 1995 [SEC File No. 0-20646])

5.1**                -      Opinion of Robinson, Bradshaw & Hinson, P.A.

23.1**               -      Consent of Arthur Andersen LLP

23.2**               -      Consent of Robinson, Bradshaw & Hinson, P.A. (included in its opinion filed as Exhibit 5.1 hereto)

24**                 -      Power of Attorney (included on the signature pages to this Registration Statement).

**Filed herewith.


ITEM 17.  UNDERTAKINGS

       The undersigned registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that the undertakings in subparts (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by such subparts is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference into this registration statement. (2) that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

       The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austell, State of Georgia on April 1, 1997.

                               CARAUSTAR INDUSTRIES, INC.


                            By: /s/    H. Lee Thrash, III
                               ------------------------------------------
                                       H. Lee Thrash, III
                                       Vice President and Chief Financial
                                       Officer-Finance


                              POWER OF ATTORNEY

       Each of the undersigned hereby constitutes and appoints H. Lee Thrash, III and Thomas V. Brown, and each of them, with full power to act without the other and with full power of substitution and resubstitution, his true and lawful attorneys-in-fact and agents, for him and in his name, place, and stead, in any and all capacities, to sign on his behalf any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement and any related registration statement (and any amendments thereto) filed pursuant to Rule 462(b) under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission, and grants unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully as to all intents and purposes as he might or could do in person, and hereby ratifies and confirms all that such attorneys-in-fact or agents, or any of them, or their substitutes shall lawfully do or cause to be done by virtue hereof.

       Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons and in the capacities indicated on April 1, 1997.

 SIGNATURE                                                    TITLE

  /s/            Thomas V. Brown
 -----------------------------------------
                 Thomas V. Brown                              Director, President and Chief Executive Officer
                                                              (Principal Executive Officer)
  /s/            H. Lee Thrash, III
 -----------------------------------------
                 H. Lee Thrash, III                           Vice President and Chief Financial Officer (Principal
                                                              Financial Officer and Principal Accounting Officer

  /s/            Russell M. Robinson, II
 -----------------------------------------
                 Russell M. Robinson, II                      Chairman of the Board of Directors


  /s/            Ralph M. Holt, Jr.
 -----------------------------------------
                 Ralph M. Holt, Jr.                           Director

  /s/            Maxine Francis Forrest                       Director
 -----------------------------------------
                 Maxine Francis Forrest
